ION Earnings Call – Q4 2015 Earnings Call Presentation February 11, 2016

Corporate Participants and Contact Information CONTACT INFORMATION If you have technical problems during the call, please contact DENNARD–LASCAR Associates at 713 529 6600. If you would like to view a replay of today's call, it will be available via webcast in the Investor Relations section of the Company's website at www.iongeo.com for approximately 12 months. BRIAN HANSON President and Chief Executive Officer STEVE BATE Executive Vice President and Chief Financial Officer 2

Forward-Looking Statements The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. 3

ION Q4 15 Overview  Financial highlights – FY 15 net loss of $25 million on revenues of $222 million, EPS $(2.29) - adjusted to reflect 1-for-15 stock split – Ended year with $125 million in cash and availability under revolver – Maintaining core capabilities and strategic investments – Significant reduction in cash burn by Q4  Operational highlights – Q4 data library revenues up 6%; solid revenues from MexicoSPANTM – Pemex data processing contract extension – Software and Systems revenues impacted by contracted contractor activity – Software margins remain strong – Maintaining full OBS capability; working multiple contracts 4 MexicoSPAN Phase 1: 22,000 km deep-imaged 2D data

(1.01) (2.29) $(2.50) $(2.00) $(1.50) $(1.00) $(0.50) $- Adjusted Diluted EPS (adjusted 1-for-15 split) Q4-14 (As Adjusted) 5 ION Financial Overview Q4-15 Summary $- $50 $100 $150 Q4-14 Q4-15 Software Systems Solutions Revenue $M $25 $18 $- $10 $20 $30 Q4-14 Q4-15 • Revenues down 43% vs Q4-14 • Solutions down 21% • Software down 33% • Systems down 48% • No revenues from Ocean Bottom •Operating Margin down to (0)% • Decline in revenues for all segments • Partially offset by cost savings • EPS of ($2.29) adjusted 1-for-15 reverse stock split • Adjusted EBITDA of $18M Ocean Bottom 4% -4% -5% 0% 5% Adjusted Op. Margin % Q4-14 Q4-15 Q4-15 Adjusted EBITDA $M

ION Financial Overview Cash Flow 6 SUMMARIZED CASH FLOW $ Millions FY 14 FY 15 Q4 14 Q4 15 Cash from operations 76.6$ (51.3)$ 17.1$ 16.2$ Working capital 53.2 34.8 25.7 3.3 Multi-client investment (67.8) (45.6) (10.4) (17.4) PP&E Capital Expenditures (8.3) (19.2) (1.4) (1.6) Free Cash Flow 53.8 (81.4) 31.0 0.4 Net Repayments under revolver (35.0) - - - Other Investing & Financing 6.6 (7.4) 12.7 (3.8) Net Change in Cash 25.4 (88.7) 43.7 (3.4) Cash & Cash Equiv. (Beg. Of Period) 148.1 173.6 129.8 88.2 Cash & Cash Equiv. (End Of Period) 173.6$ 84.9$ 173.6$ 84.9$ Liquidity of $125M at December 31, 2015 Cash balances of $85M & full availability under $40M credit facility

Summary  Expect 2016 to be similar to 2015  Anticipate first quarter to be weakest  Positioned to weather the storm  Striving to be cash neutral in 2016  Don’t expect market recovery to begin until 2017  Asset light strategy – ready to scale up or down as necessary 7

8 Q&A